Exhibit 10.25

Jiangsu Huhu Electromechanical Technology Co., Ltd

Re: Small micro fast loan with China Construction Bank

Jiangsu Huhu Electromechanical Technology Co., Ltd represents the following regarding the loan contract of China Construction Bank:

1.	Jiangsu Huhu Electromechanical Technology Co., Ltd. (hereinafter referred to as “Jiangsu Huhu”) signed the a micro fast Loan contract with Wuxi Branch of China Construction Bank Co., Ltd. (hereinafter referred to as “China Construction Bank”) on November 3, 2021. It is agreed in the contract that China Construction Bank will provide Jiangsu Huhu with a loan up to the amount of RMB 3 million, valid from November 3, 2021 to November 3, 2022. During the duration, Jiangsu Huhu may request the bank of any capital needs within the agreed amount, and China Construction Bank shall issue the requested funds to the Company.

2.	Jiangsu Huhu had applied for a loan of 1.2 million yuan from China Construction Bank on December 10, 2021, and another loan of 500,000 yuan from China Construction Bank on December 21, 2021.The two issuances are included in the framework agreement of small micro fast loans. No other loan contracts have been signed.

Jiangsu Huhu Electromechanical Technology Co., Ltd.

March 1, 2023